EXHIBIT 10.2

April 10, 2026

Dear Anne-Marie,

I am pleased to extend an offer for the position of Senior Vice President and Chief Legal Officer at Littelfuse. This role will report directly to Greg Henderson, President and CEO of Littelfuse.

The following is a summary of the key provisions of our offer of employment.

Position: SVP and Chief Legal Officer

Principal Worksite: Your principal worksite shall be Rosemont, Illinois.

Start Date: May 1, 2026.

Base Compensation: Your annual base salary is $550,000 paid on a semi-monthly basis, less appropriate deductions and withholdings.

Annual Incentive Plan: You will be eligible to participate in our Annual Incentive Plan for 2026. Your targeted incentive will be 85% of your annual salary and will be pro-rated to reflect the actual number of days you have worked.

Long-Term Incentive Program: You will participate in our Long-Term Incentive (LTI) Plan. We will recommend you being eligible for an award during our regular 2026 LTI grant process, subject to approval by our Board of Directors, of an LTI award that has an equity value of 250% of your base salary.

Cash Sign-on Bonus: Cash sign-on bonus in the amount of $100,000. This cash sign-on bonus is contingent upon successfully completing 30 days of employment and is subject to applicable tax withholding. The bonus will be paid out in the pay cycle following your 30 days of employment. To receive this cash sign-on bonus, you must accept the Cash Sign-on Bonus Repayment Agreement.

Benefit Plans/Perquisites:
•You will be eligible for the company’s benefit plans offered to all U.S. based employees.
•Financial Planning Assistance: You will be eligible annually for $12,000 of financial planning assistance.
•Annual Executive Physical: You will be eligible to participate in an annual executive physical program.
Annual Paid Time Off: You will receive 26 days of PTO, 2 diversity days, 1 volunteer day and the designated holidays. Paid time off will be pro-rated for 2026.

Confidentiality and Inventions Agreement: You will enter into the company’s current confidentiality and inventions agreement, subject to possible review and update.
Share Ownership Guidelines: You will be subject to the Company’s guidelines for executive officers, which ultimately require (subject to gradual phase-in) ownership of shares with a value of three times base salary.

Change of Control/Severance: You will receive a Change of Control/Severance Agreement commensurate with a Senior Vice President level.
•Severance: Provides for a severance payment equal to two (2.0) times your base compensation plus target bonus in the event your employment with Littelfuse is terminated without cause. All terms and conditions of the executive severance policy will apply.

EXHIBIT 10.2
•Change of Control: Provides that should the Company be acquired, and your job is eliminated, you will receive a Change of Control payment as outlined in the enclosed agreement.

Severance: Employee will be entitled to participate in the Company’s executive severance policy with a specified multiple (1.0) of base salary and target annual bonus, pro-rated actual annual bonus for the year of termination, payment of premiums for continued group health coverage for a specified period (12 months), continuation of perquisites through the end of the year of termination, and outplacement services for up to one year after the date of termination. All terms and conditions of the executive severance policy will apply.

Post Offer Contingencies: As a condition of employment, you must successfully complete a post-offer drug screen prior to your start date. This drug screen can be performed at an approved Sterling Check Lab. The Company reserves the right to conduct a criminal background check, as well as other background investigations to confirm the information in your employment application such as a reference check and educational degree verification, in accordance with applicable state and federal law. This employment offer, therefore, is contingent upon the Company receiving satisfactory results of any such background checks or investigations, if applicable. Finally, with respect to the requirements in accordance with U.S. immigration regulations, on the first day of employment, you will need to complete the Form I-9 regarding your identity and employment eligibility and within three business days of your start date, you will need to provide us with certain original documents that will verify your identity and demonstrate your employment eligibility in the United States. The list of acceptable documents is listed on Form I-9.

The terms and conditions of this offer are subject to approval by the Company’s Board of Directors.

Anne-Marie, we look forward to having you being part of the Littelfuse leadership team and believe you will have a successful and rewarding career here at Littelfuse.

Sincerely,

/s/ Maggie Chu
Maggie Chu
Senior Vice President and Chief Human Resources Officer

ACCEPTANCE

I, Anne-Marie D’Angelo, accept the Company’s offer of employment on the terms and conditions stated in this letter.

/s/ Anne-Marie D’Angelo
Signature: Anne-Marie D’Angelo

EXHIBIT 10.2

Cash Sign-On Bonus Repayment Agreement

I agree that if my employment with Littelfuse ends within the first 24 months from the date of commencement, because of my resignation (regardless of any reason), I will repay to Littelfuse the sign-on bonus. I agree that this repayment obligation cannot be waived.
The amount I must repay will be determined by the following formula:
Repayment amount = Cash Sign-On Bonus x [(24 – Full or Partial Months of Service) ÷ 24]

I agree that the Repayment Amount will become fully due and payable upon my termination of employment.

I hereby authorize Littelfuse, to the full extent allowed by law, to deduct the Repayment Amount from any monies owed to me by Littelfuse, including, but not limited to: wages, bonus, reimbursement for expenses, payment for unused benefits, and/or any other sums payable to me by Littelfuse.

Accepted by:

/s/ Anne-Marie D’Angelo
     Signature: Anne-Marie D’Angelo